Exhibit 99.1

Press Release
March 18, 2020
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2020 Earnings Guidance

FORT WAYNE, INDIANA, March 18, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2020 earnings guidance in the range of $0.83 to $0.87 per diluted share. Comparatively, the company’s sequential fourth quarter 2019 earnings were $0.56 per diluted share and prior year first quarter earnings were $0.91 per diluted share. Fourth quarter 2019 results included refinancing costs of $0.01 per diluted share and lower earnings of approximately $0.05 per diluted share associated with planned maintenance outages at the company's two flat roll steel mills.

First quarter 2020 earnings from the company’s steel operations is expected to be meaningfully higher than sequential fourth quarter results, due to increased shipments across the platform, most notably for the company’s long products steel group. Average quarterly steel product pricing is expected to increase during the quarter, offsetting the rise in scrap costs resulting in steady metal spread. Profitability has improved throughout the steel platform.

The customer order backlog for the company’s steel fabrication platform is at a record high level and customers currently remain constructive concerning non-residential construction projects. At this time, projects have not been delayed or canceled. First quarter earnings from the company’s steel fabrication operations are expected to be strong, but lower than near-record sequential fourth quarter results due to seasonally lower shipments.

 As scrap prices stabilized and increased in the quarter, first quarter 2020 profitability for the company’s metals recycling platform is expected to improve when compared to sequential fourth quarter results, based on increased volume and metal margin expansion.

It is too early to determine the scope of the negative impact that will occur from the coronavirus (COVID-19) on global economies, and the related impact to the domestic economy and steel demand environment. At this time the company’s steel and steel fabrication order backlogs are strong and customer order activity has remained steady. However, given the continued spread of COVID-19 and recent announcements concerning temporary closures of steel consuming businesses in an attempt to slow the virus in the United States, the company expects these events to impact order activity in the coming weeks. The company believes trade protections that are already in place will continue to limit the amount of unfairly traded steel products coming into the United States, providing additional support for domestic steel mill utilization.

“Protecting the health and well-being of our teams, their families, and our communities is at the core of our company,” said Mark D. Millett, President and Chief Executive Officer. “We have been monitoring the COVID-19 situation and have implemented additional policies and procedures to protect our teams from exposure and to ensure uninterrupted service to our customers. Our commitment is to the safety of our people, families, communities, and to meet our customers’ needs. This is supported by the strength of our capital foundation and unmatched cash flow generation capability that exists in both strong and weak demand environments. Our liquidity remains strong at nearly $2.7 billion as of February 29, 2020, which includes our unused $1.2 billion unsecured revolving credit facility.”

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions, including those derived from COVID-19; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (6) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact: Tricia Meyers, Investor Relations Manager— +1.260.969.3500